Exhibit 99.1

Youngevity International Announces
Second Quarter 2017 Results

Shareholder Conference Call at 4:15 PM EDT

Highlights:
Revenues increased $2.8 million versus first quarter
Direct Selling Segment Revenue Increases 6.9% over first quarter
Coffee Segment Revenue Increases 9.1% over first quarter
Adjusted EBITDA is $745 Thousand versus a $1.24 million loss in the first quarter

SAN DIEGO, CA--(August 10, 2017) - Youngevity International, Inc. (NASDAQ: YGYI ), a leading omni-direct lifestyle company, today reported financial results for the second quarter and six months ended June 30, 2017.

Steve Wallach, CEO and Co-Founder of Youngevity stated, “We are encouraged to see our revenue and adjusted EBITDA bounce back from the levels achieved in the last two quarters. A 7.2% revenue increase over last quarter and a nearly $2 million improvement in adjusted EBITDA over the last quarter is certainly a move in the right direction. As our plans for international growth gain traction we anticipate a return to quarter over prior quarter growth.”

Youngevity President and CFO, Dave Briskie stated, “Following the fourth quarter of 2016 and the first quarter of 2017 which we felt were lackluster our executive team has refocused and increased its commitment toward driving consolidated revenue growth, strengthening our adjusted EBITDA, accelerating our international sales, and driving top line revenue growth for our coffee segment. In the second quarter, we made solid progress in each of these key metrics and we will be measuring our performance in these areas in the coming quarters with an expectation of continued progress for the remainder of 2017 and into 2018.”

SECOND QUARTER 2017 FINANCIAL RESULTS

For the three months ended June 30, 2017, our revenue decreased 2.3% to $41,527,000 as compared to $42,500,000 for the three months ended June 30, 2016. During the three months ended June 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $1,481,000 or 4.0% to $35,538,000 as compared to $37,019,000 for the three months ended June 30, 2016. Commercial coffee segment revenues increased by $508,000 or 9.3% to $5,989,000 for the three months ended June 30, 2017, as compared to $5,481,000 for the three months ended June 30, 2016. This increase was primarily attributed to increased revenues in our coffee roasting and green coffee business.

For the three months ended June 30, 2017, gross profit decreased approximately 5.2% to $24,102,000 as compared to $25,431,000 for the same period in the prior year. Overall gross profit as a percentage of revenues decreased to 58.0%, compared to 59.8% in the same period last year. This decrease was primarily as a result of increased direct costs which adversely impacted the commercial coffee segment gross margins.

For the three months ended June 30, 2017, operating expenses increased approximately 3.6% to $24,778,000 as compared to $23,907,000 for the same period in the prior year.

A breakdown of operating expenses is as follows: Distributor compensation expense decreased 0.7% to $16,686,000 for the three months ended June 30, 2017 from $16,796,000 for the same period in the prior year primarily due to the decrease in revenues. Sales and marketing expense increased 10.0% to $2,901,000 for the three months ended June 30, 2017 from $2,637,000 for the same period in the prior year primarily due to increases in marketing staff and related costs as the Company is revamping its marketing content. General and administrative expense increased 16.0% to $5,191,000 from $4,474,000 for the three months ended June 30, 2016 primarily due to increases in costs related to the international expansion, legal fees, investor relations, wages and related benefits, amortization and stock based compensation costs, computer and internet related costs and travel costs. In addition, the contingent liability revaluation resulted in a benefit of $680,000 for the three months ended June 30, 2017 compared to a benefit of $480,000 for the three months ended June 30, 2016.

For the three months ended June 30, 2017, total other expense increased by $1,026,000 to $2,599,000 as compared to $1,573,000 for the same period in the prior year. Total other expense is net interest expense of $1,258,000 and the change in the fair value of warrant derivative of $1,341,000.

For the three months ended June 30, 2017, the Company reported a net loss of $2,730,000 as compared to a net loss of $109,000 for the same period in the prior year. The increase in net loss was due to a net loss before income taxes of $3,275,000 in 2017 compared to a net loss before income taxes in 2016 of $49,000 offset by a tax benefit of $545,000 in 2017 when compared to a $60,000 tax provision in 2016.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA," decreased to $745,000 for the three months ended June 30, 2017 compared to $2,564,000 for the three months ending June 30, 2016.

Fiscal 2017 First Six Months Results

For the six months ended June 30, 2017, our revenue decreased 0.6% to $80,260,000 as compared to $80,702,000 for the same period in the prior year. During the six months ended June 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $3,037,000 or 4.2% to $68,780,000 as compared to $71,817,000 for the same period in the prior year. Commercial coffee segment revenues increased by $2,595,000 or 29.2% to $11,480,000 as compared to $8,885,000 for the same period in the prior year. This increase was primarily attributed to increased revenues in our coffee roasting business and green coffee business.

For the six months ended June 30, 2017, gross profit decreased approximately 5.8% to $45,968,000 as compared to $48,794,000 for the same period in the prior year. Overall gross profit as a percentage of revenues decreased to 57.3%, compared to 60.5% in the same period last year. This decrease was primarily as a result of increased direct costs which adversely impacted the commercial coffee segment gross margins.

For the six months ended June 30, 2017, our operating expenses increased approximately 6.4% to $49,044,000 as compared to $46,107,000 for the same period in the prior year.

For the six months ended June 30, 2017, total other expense increased by $1,159,000 to $3,186,000 as compared to $2,027,000 for the same period in the prior year. Total other expense is net interest expense of $2,455,000 and the net change in the fair value of warrant derivative of $731,000.

For the six months ended June 30, 2017, the Company reported a net loss of $4,789,000 as compared to net income of $42,000 for the same period in the prior year.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA,” decreased to a negative $492,000 for the six months ended June 30, 2017 compared to $4,800,000 for the six months ending June 30, 2016.

Conference Call Information

Management will host a conference call today at 4:15 PM Eastern Daylight Time (1:15 PM Pacific Daylight Time), to discuss the Company's second quarter financial results, for the quarter ended June 30, 2017. Investors can access the conference call by dialing: 877-388-7629. No access code is needed to join the call. It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 6 months in the Investor Relations section of Youngevity International's website: http://ygyi.com/calls.php.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense and change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to net loss is provided in the tables at the end of this press release.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a leading omni-direct lifestyle company -- offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the planned international growth, the anticipated return to quarter over quarter growth and continued improvement in adjusted EBITDA in third and fourth quarters of this year and the expected continued progress for the remainder of 2017 and 2018. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our international growth, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

 Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$41,527	$42,500	$80,260	$80,702
Cost of revenues	17,425	17,069	34,292	31,908
Gross profit	24,102	25,431	45,968	48,794
Operating expenses
Distributor compensation	16,686	16,796	32,105	32,770
Sales and marketing	2,901	2,637	6,576	4,438
General and administrative	5,191	4,474	10,363	8,899
Total operating expenses	24,778	23,907	49,044	46,107
Operating (loss) income	(676)	1,524	(3,076)	2,687
Change in the fair value of warrant derivative	(1,341)	(484)	(731)	166
Interest expense, net	(1,258)	(1,089)	(2,455)	(2,193)
Total other expense	(2,599)	(1,573)	(3,186)	(2,027)
Net (loss) income before income taxes	(3,275)	(49)	(6,262)	660
Income tax (benefit) provision	(545)	60	(1,473)	618
Net (loss) income	$(2,730)	$(109)	$(4,789)	$42

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands - unaudited)

	Three Months Ended June 30,		Six Months Ended J une 30,
	2017	2016	2017	2016
Net (loss) income	$(2,730)	$(109)	$(4,789)	$42
Add:
Interest	1,258	1,089	2,455	2,193
Income taxes	(545)	60	(1,473)	618
Depreciation	373	379	764	778
Amortization	690	605	1,335	1,209
EBITDA	(954)	2,024	(1,708)	4,840
Add:
Stock based compensation	358	56	485	126
Change in the fair value of warrant derivative	1,341	484	731	(166)
Adjusted EBITDA	$745	$2,564	$(492)	$4,800

Contacts:

Youngevity International, Inc
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investors:

Chuck Harbey
PCG Advisory Group
charbey@pcgadvisory.com
646.863.7997